SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                 DATE OF EARLIEST EVENT REPORTED: March 31, 2003



                                   MCSi, INC.
    (Exact name of registrant as specified in its articles of incorporation)



          MARYLAND                       000-21561                31-1001529
(State or other jurisdiction           (Commission            (I.R.S. employer
      of incorporation)                file number)          identification no.)



                4751 HEMPSTEAD STATION DRIVE, DAYTON, OHIO 45429
                    (Address or principal executive offices)



                                 (937) 291-8282
                         (Registrant's telephone number,
                              including area code)

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ITEM 5. OTHER EVENTS

As further described below, MCSi, Inc. ("MCSi" or the "Company") does not expect to file its Annual Report on Form 10-K by the deadline of March 31, 2003.

As previously announced, MCSi is being investigated by the Securities and Exchange Commission (the "SEC") and has received a subpoena from the SEC seeking production of certain documents. MCSi continues to cooperate with the investigation. MCSi's audit committee has engaged special counsel to conduct its own independent investigation as to certain allegations that have been made about the Company and certain members of management.

MCSi has recently appointed D. Gordon Strickland as its new President and Chief Executive Officer. Including Mr. Strickland and William King, both newly appointed directors, MCSi's executive committee is now solely comprised of four independent directors. MCSi has also retained Conway MacKenzie & Dunleavy as its financial advisers to assist it in restructuring its operations and renegotiating its credit agreement.

MCSi is unable to state at this point whether it will be able to complete the audit of its 2002 financial statements, receive its independent auditors' report thereon or file the Form 10-K within the 15 day extension permitted under SEC regulations, if at all. MCSi's new management and its audit committee are still in the process of reviewing these financial statements, as well as MCSi's other 2002 annual and quarterly information previously disclosed.

As previously reported, MCSi is in violation of certain financial covenants under its existing secured credit facility. MCSi is in discussions with the lenders under this facility whereby the lenders would agree to forbear until May 2, 2003 from exercising certain remedies available to them under the credit agreement, as MCSi and the lenders work to develop a longer term restructuring plan.

MCSi cannot assure that it will be successful in reaching such a forbearance agreement with these lendors or in developing such a longer term restructuring plan on acceptable terms. If unsuccessful, the lenders will be entitled to exercise certain remedies, including an acceleration of all amounts due under the credit facility. As of March 31, 2003, the balance outstanding under the credit facility, net of offsetting cash reserves of $8.1 million, was approximately $121.8 million.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: March 31, 2003                  MCSi, INC.

                                       By: /s/ D. Gordon Strickland
                                           ------------------------------
                                           D. Gordon Strickland
                                           President and Chief Executive Officer